Exhibit 99.1

Contacts:	Robert Jaffe/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980

LANNETT COMPANY ANNOUNCES WILLIAM FARBER, CHAIRMAN OF THE BOARD, TAKES MEDICAL LEAVE

— Company Appoints Jeffrey Farber as Interim Chairman

Philadelphia, PA, September 10, 2008:  Lannett Company Inc. (AMEX: LCI) today announced that William Farber, the company’s chairman since 1991, has taken a temporary leave of absence for health reasons.  The company also said that Jeffrey Farber, a non-employee director of Lannett and William Farber’s son, has been appointed to serve as interim chairman of the board.

Jeffrey Farber has spent more than 25 years in the generic industry in various capacities.  He has worked with the senior management of Lannett and continues to support their efforts to distinguish Lannett from its generic competitors, including the company’s efforts to vertically integrate in the area of pain management.

“I look forward to my father’s speedy recovery and return as chairman”, said Jeffrey Farber.  “During his absence, I intend to pursue the policies and direction he has supported.”

Lannett Company:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit Lannett Company’s website at www.lannett.com.